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                                                                     EXHIBIT 1.3


                     RESTATED CERTIFICATE OF INCORPORATION
                          OF PRIMERA FOODS CORPORATION

                                   ARTICLE I

        The name of the Corporation is Primera Foods Corporation (hereinafter the "Corporation").

                                   ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of Newcastle. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

                                   ARTICLE IV

        (a) The number of shares which the Corporation shall have authority to issue, itemized by class and par value of the shares, if any, is:


                        Class          Shares     Par Value
                     ---------------  ----------  ---------
                     Common Stock     25,000,000   $.001
                     Preferred Stock   1,000,000   $1.00


The shares of Preferred Stock shall have the rights and preferences as adopted by resolutions of the Board of Directors from time to time.

        (b) The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series.

        (c) The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

        (d) No stockholder of the Corporation shall have any preemptive rights.

        (e) No stockholder of the Corporation shall be entitled to any cumulative voting rights.

                                   ARTICLE V

        The number, classification and terms of the Board of Directors of the Corporation and the




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procedures to elect directors, to remove directors, and to fill vacancies in the Board of Directors shall be as follows:

        (a) The number of directors that shall constitute the whole Board of Directors shall from time to time be fixed exclusively by the Board of Directors by a resolution adopted by a majority of the whole Board of Directors serving at the time of that vote. In no event shall the number of directors that constitute the whole Board of Directors be fewer than three. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

        (b) The Board of Directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III, respectively, all as nearly equal in number as possible, with each director then in office receiving the classification that at least a majority of the Board of Directors designates. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders of the Corporation in 1998, of Class II shall expire at the annual meeting of stockholders of the Corporation in 1999, and of Class III shall expire at the annual meeting of stockholders of the Corporation in 2000, and in all cases as to each director until his successor is elected and qualified or until his earlier death, resignation or removal.
At each annual meeting of stockholders beginning with the annual meeting of stockholders in 1998, each director elected to succeed a director whose term is then expiring shall hold his office until the third annual meeting of stockholders after his or her election and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors that constitutes the whole Board of Directors is changed as permitted by this Article, the majority of the whole Board of Directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.

        (c) Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause
and newly-created directorships resulting from any          increase in the
authorized number of directors may be filled by no less than a majority vote of the remaining directors then in office, though less than a quorum, who are designated to represent the same class or classes of stockholders that the vacant position, when filled, is to represent or by the sole remaining director (but not by the stockholders except as required by law); provided that, with respect to any directorship to be filled by the Board of Directors by reason of an increase in the number of directors, (i) such directorship shall be for a term of office continuing only until the next election of one or more directors by the stockholders and (ii) the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders. Each director chosen in accordance with this provision shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly-created directorship, shall receive the classification that at least a majority of the Board of Directors designates and shall hold office until the first meeting of stockholders held after his or her election for the purpose of electing directors of that classification and until his or her successor is elected and qualified or until his earlier death, resignation or removal from office.

        (d) A director of any class of directors of the Corporation may be removed before the expiration date of that director's term of office only by an affirmative vote of the holders of 65% of the

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voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"), voting together as a single class.

        (e) Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of 65% of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

                                   ARTICLE VI

        All of the power of the Corporation, insofar as it may be lawfully vested by this Restated Certificate of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors of the Corporation. In furtherance of and not in limitation of that power or the powers conferred by law, (1) a majority of directors then in office (or such higher percentage as may be specified in the bylaws with respect to any provision thereof) shall have the power to adopt, alter, amend and repeal the bylaws of the Corporation;
(2) the stockholders of the Corporation shall have no power to appoint or remove directors as members of committees of the Board of Directors, nor to abrogate the power of the Board of Directors to establish any such committees or the power of any such committee to exercise the powers and authority of the Board of Directors; (3) the stockholders of the Corporation shall have no power to elect or remove officers of the Corporation nor to abrogate the power of the Board of Directors to elect and remove officers of the Corporation; and
(4) notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except in accordance with the provisions of the bylaws and by the vote of the holders of not less than 65% of the Voting Stock, voting together as a single class, or such higher vote as is set forth in the bylaws. In the event of a direct conflict between the bylaws of the Corporation and this Restated Certificate of Incorporation, the provisions of this Restated Certificate of Incorporation shall be controlling. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 65% of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

        Subject to the terms of any Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of such a meeting.

                                  ARTICLE VII

        Special meetings of the stockholders of the Corporation, and any proposals to be considered at such meetings, may only be called and proposed by
(1) the Chairman of the Board, (2) the Chief

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Executive Officer, (3) the Board of Directors pursuant to a resolution adopted by a majority of the then-authorized number of directors or (4) the holders of at least 25% of the outstanding Voting Stock, voting together as a single class. Except as otherwise required by law or regulation, no business proposed by a stockholder to be considered at an annual meeting of the stockholders (including the nomination of any person to be elected as a director of the Corporation) shall be considered by the stockholders at that meeting unless, no later than sixty (60) days before the annual meeting of stockholders or (if later) ten days after the first public notice of that meeting is sent to stockholders, the Corporation receives from the stockholder proposing that business a written notice that sets forth (1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (2) with respect to each such stockholder, that stockholder's name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number and the number of shares of each class of stock of the Corporation beneficially owned by that stockholder; (3) any interest of the stockholder in the proposed business; (4) the name or names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (5) with respect to each nominee, that nominee's name, business address and telephone number, and residence address and telephone number, the number of shares, if any, of each class of stock of the Corporation owned directly and beneficially by that nominee, and all information relating to that nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any provision of law subsequently replacing Regulation 14A, together with a duly acknowledged letter signed by the nominee stating his or her acceptance of the nomination by that shareholder, stating his or her intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election. The person presiding at the annual meeting shall determine whether business (including the nomination of any person as a director) has been properly brought before the meeting and, if the facts so warrant, shall not permit any business (or voting with respect to any particular nominee) to be transacted that has not been properly brought before the meeting. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 65% of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

                                  ARTICLE VIII

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived any improper personal benefit.

        If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by

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the Delaware General Corporation Law as so amended.  Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

        The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware. Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.


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